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                                                                 Exhibit 23(i)



                      Consent of Independent Accountants


The Board of Directors
Chrysalis International Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-49124 and No. 33-70976) on Form S-8 of Chrysalis International Corporation of our report dated February 5, 1999, relating to the consolidated balance sheets of Chrysalis International Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, and related consolidated financial statement schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Chrysalis International Corporation.

Our report dated February 5, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net working capital deficiency and is in default of certain of its debt covenants which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP



Philadelphia, Pennsylvania
March 31, 1999